EXHIBIT 99.1

Stock Yards Bancorp Reports Solid Third Quarter Earnings of $27.1 Million or $0.92 Per Diluted Share

Results Highlighted by Strong Loan Growth

LOUISVILLE, Ky., Oct. 25, 2023 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings of $27.1 million, or $0.92 per diluted share, for the third quarter ended September 30, 2023. This compares to net income of $28.5 million, or $0.97 per diluted share, for the third quarter of 2022. The results for the third quarter of 2023 were highlighted by near-record loan growth, linked quarter deposit growth and strong levels of non-interest income.

(dollar amounts in thousands, except per share data)	3Q23	2Q23	3Q22
Net income	$27,092	$27,664	$28,455
Net income per share, diluted	0.92	0.94	0.97

Net interest income	$61,315	$60,929	$62,376
Provision for credit losses(1)	2,775	2,350	4,803
Non-interest income	22,896	22,860	24,864
Non-interest expenses	46,702	45,800	44,873

Net interest margin	3.34%	3.42%	3.46%
Efficiency ratio(2)	55.38%	54.57%	51.30%
Tangible common equity to tangible assets(3)	7.69%	7.87%	6.78%
Annualized return on average assets(4)	1.38%	1.46%	1.47%
Annualized return on average equity(4)	13.26%	13.87%	14.85%

“The highlight of the quarter was continued strong broad-based loan demand from our customers throughout our markets,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “Total loans, excluding PPP loans, increased $559 million, or 11%, over the last 12 months, of which $201 million was achieved during the third quarter. We remain positive about the opportunities in our markets, as loan pipelines and overall business activity remains steady. While there continues to be discussion of continued economic headwinds and the possibility for an industry-wide negative credit cycle, we remain optimistic regarding the overall strength of our loan portfolio. We continue to maintain strong credit fundamentals and our credit quality metrics continue to be solid. Our prospecting is really paying off, as some of the larger institutions in our markets are scaling back their lending efforts. While a more severe economic downturn could always impact loan growth expectations, we have consistently shown our ability to take advantage of strategic lending opportunities when others are pulling back. Our history demonstrates our ability to generate strong revenue and earnings growth, which is why we think we will continue to grow through this economic cycle.”

“While we did experience net interest margin contraction for the third consecutive quarter, I am pleased with our continued loan yield expansion and linked quarter increase in net interest income. On the heels of two consecutive quarters of decline, deposit balances posted strong growth during the third quarter, increasing $194 million, or 3% growth for the linked quarter. A majority of the growth during the quarter was attributed to strategic deposit promotions within our markets. We continue to focus on organic growth, while avoiding brokered deposits, which provide less stable funding than local retail and commercial deposit relationships,” Hillebrand continued. “In addition to a significant shift in the mix of non-interest bearing and interest bearing deposits, we have experienced anticipated public funds run off throughout the year. When excluding public funds, we have posted total deposit growth in seven of the past nine months.”

“Recurring non-interest income once again continues to fuel operating results, and was led by gains in several categories. Treasury management fees reached new highs at quarter-end, primarily driven by increased demand and customer expansion. In addition, Wealth Management and Trust (“WM&T) had another strong quarter, with net new business growth outweighing unfavorable market conditions. During challenging economic times, we remain focused on full customer relationships and the continued expansion of our customer base. Our history of success as a community bank is rooted in the unwavering, unified mission of providing exceptional service to our customers and meeting all of their banking and WM&T needs,” concluded Hillebrand.

At September 30, 2023, the Company had $7.90 billion in assets, $5.62 billion in loans and $6.40 billion in total deposits. The Company’s combined enterprise, which encompasses 72 branch offices across three contiguous states, will continue to benefit from a diversified geographic footprint that provides significant growth opportunities in both the banking and WM&T arenas.

Key factors contributing to the third quarter of 2023 results included:

  Total loans, excluding PPP loans, increased $559 million, or 11%, over the last 12 months, while growing $201 million, or 4%, on the linked quarter. Loan production set a new quarterly record during the third quarter of 2023. The yield earned on loans, excluding PPP loans, expanded to 5.67% for the third quarter of 2023 – the highest level earned since mid-2011.
  Deposit balances increased $194 million, or 3%, on the linked quarter, as interest bearing deposits increased $246 million and non-interest bearing deposits contracted by $51 million.
    Interest bearing demand accounts increased $59 million, or 3%, attributed to promotional offerings in the Cincinnati and Indianapolis markets.
    Money market accounts expanded $83 million, or 8%.
    Time deposits grew by $131 million, or 18%, led by the successful marketing of new product promotions, primarily in the Central Kentucky market.
    Given the current interest rate environment, the change in deposit mix continues to place pressure on funding costs.
  Increasing cost of funds continued to outpace earning asset yield growth during the third quarter of 2023. Net interest income declined $1.1 million, or 2%, for the third quarter of 2023 compared to the third quarter a year ago with net interest margin compressing 12 bps to 3.34%. While net interest margin also declined on the linked quarter, contracting 8 basis points from 3.42%, net interest income increased $386,000.
  With continued strong credit quality statistics, the Bank recorded a provision for credit losses(1) of $2.8 million for the third quarter of 2023, largely consistent with strong loan growth.
  Non-interest income declined $2.0 million, or 8%, over the third quarter of 2022. The Company recognized $3.1 million in non-recurring gains on sales of premises and equipment in the third quarter of 2022 compared to $302,000 for the third quarter of 2023. New business growth drove WM&T income, and treasury management fees once again set a quarterly record.
  Total non-interest expenses remained well-controlled and consistent with management expectations.
  Tangible common equity per share(3) was $20.17 at September 30, 2023, compared to $20.17 at June 30, 2023, and $16.98 at September 30, 2022. Over the past several quarters, tangible common equity and tangible book value have been impacted by the marked increase in interest rates and the related negative impact on accumulated other comprehensive income/loss, primarily as a result of unrealized losses in the available for sale debt securities portfolio. These securities, which management has the ability and intent to hold to maturity, are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, have a long history of no credit losses and a current duration of 5.5 years.

Results of Operations – Third Quarter 2023 Compared with Third Quarter 2022

Net interest income, the Company’s largest source of revenue, decreased by $1.1 million, or 2%, to $61.3 million. Although strong organic loan growth has boosted net interest income over the past 12 months, the cost of interest bearing liabilities more than offset the increase in total interest income.

  Total interest income increased by $21.5 million, or 32%, to $88.9 million.
    Interest income and fees on loans increased $21.5 million, or 38%, over the prior year quarter. Consistent with the $554 million, or 11%, increase in average non-PPP loans and interest rate expansion, the average quarterly yield earned on non-PPP loans increased 114 basis points, or 25%, over the past 12 months to 5.67%. PPP interest and fee income totaled $27,000 and $703,000 for the third quarters of 2023 and 2022, respectively. As of September 30, 2023, approximately $100,000 in PPP deferred fees remained to be recognized.
    Interest income on securities increased $562,000, or 7%, compared to the third quarter of 2022. While average securities balances have declined $110 million, or 6%, over the past 12 months, the rate earned on securities has increased 24 bps to 2.04%, consistent with higher yields earned on securities purchased in 2022.
    Due to a $318 million decline in average balances, interest income on overnight funds decreased $810,000, or 33%, over the prior year quarter. The Federal Reserve Bank (FRB) has increased the rate paid on reserve balances meaningfully during the last several quarters, which has significantly benefitted related interest income.
  Total interest expense increased $22.6 million to $27.6 million, as the cost of interest bearing liabilities increased 173 basis points to 2.16%.
    Interest expense on deposits increased $16.9 million over the past 12 months, as the overall cost of interest bearing deposits increased from 0.40% for the third quarter of 2022 to 1.88%. Deposit costs during the third quarter of 2023 have been significantly impacted by individual rate exceptions and successful new product promotions. Along with cost of funds expansion, the Bank has experienced changes in the mix of deposits. Average interest bearing deposit balances increased $64 million, or 1%, from the third quarter of 2022 to the third quarter of 2023, with non-time deposits (interest bearing demand savings and money markets) compressing $231 million and time deposits increasing $295 million.
    Interest expense on Federal Home Loan Bank (FHLB) advances totaled $4.9 million for the third quarter of 2023. The Bank had $350 million in FHLB advances outstanding at the end of the third quarter of 2023, with $150 million of the advances maturing overnight.

The Company recorded $2.8 million in provision for credit losses(1) during the third quarter of 2023, which included a $2.3 million provision for credit losses on loans and $475,000 of credit loss expense for off-balance sheet exposures. Although credit quality statistics remain strong, the Company recorded credit loss expense based upon strong loan growth offset by improvement in the future unemployment forecast and a reduction in specific reserves due to charge-offs. The increased off-balance sheet exposure expense correlated with increased availability and falling utilization. For the third quarter of 2022, consistent with strong loan growth and deterioration within the future unemployment rate forecast, the Company recorded a $4.1 million provision for credit losses on loans and a $700,000 provision for credit losses for off balances sheet exposures.

Non-interest income decreased $2.0 million, or 8%, to $22.9 million.

  WM&T income ended the third quarter of 2023 at $10.0 million, increasing $878,000, or 10%, over the third quarter of 2022. Net new business growth has boosted income over the past twelve months.
  Treasury management fees set a quarterly record, increasing $414,000, or 19%, driven by increased transaction volume, modified fee schedules, strong foreign exchange income, new product sales and both organic and acquisition-related customer base expansion.
  Card income increased $160,000, or 3%, over the third quarter of 2022, driven by a $153,000 overall increase in interchange income. While card volume has increased over the past several periods, interchange rate compression has placed pressure on income expansion.
  The Company recognized $3.1 million in non-recurring gains on sales of premises and equipment in the third quarter of 2022 compared to $302,000 for the third quarter of 2023. All sales related to the disposition of acquired branches closed subsequent to the prior year merger.

Non-interest expenses increased $1.8 million, or 4%, compared to the third quarter of 2022, to $46.7 million.

  Compensation and employee benefits expense combined to increase $639,000, or 2%, compared to the third quarter of 2022 consistent with an increase in full time equivalent employees.
  Technology and communication expenses, which include computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $489,000, or 13%, consistent with customer expansion and increased transaction activity.
  Intangible amortization expense decreased $443,000, or 28%, consistent with the Company’s fourth quarter 2022 disposal of its partial interest in Landmark Financial Advisors.

Financial Condition – September 30, 2023 Compared with September 30, 2022

Total assets increased $349 million, or 5%, year over year to $7.90 billion.

Total loans increased $544 million, or 11%, to $5.62 billion, with over half of the growth stemming from the commercial real estate portfolio. Excluding the PPP loan portfolio, total loans increased $559 million over the past 12 months.

Total investment securities, which spiked during the second quarter of 2021 and the first quarter of 2022 due to acquisitions, decreased $162 million, or 10%, year over year. Higher yielding investment purchases made in 2022 boosted the overall portfolio yield to 2.04% during the third quarter of 2023, from 1.80% in the third quarter of 2022. In 2023, cash flows from the investment portfolio have been utilized to fund loan growth and provide liquidity in lieu of redeployment.

Total deposits contracted $98 million, or 2%, over the past 12 months, led by a $485 million decline in non-interest bearing demand deposits, partially offset by interest bearing demand and time deposit expansion. Approximately $64 million of the decline was associated with public funds run-off.

Asset quality has remained strong during 2023. During the third quarter of 2023, the Company recorded net loan charge-offs of $1.9 million, primarily related to three commercial & industrial relationships, the largest being $1.2 million that was fully reserved for in a prior period. This compared to $382,000 in net charge offs during the third quarter of 2022. Non-performing loans(5) totaled $17 million, or 0.31% of total loans outstanding compared to $11 million, or 0.21% of total loans outstanding at September 30, 2022. The ratio of allowance for credit losses to loans (5) ended at 1.39% at September 30, 2023 compared to 1.38% at September 30, 2022.

At September 30, 2023, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios remaining strong. Total equity to assets(3) was 10.21% and the tangible common equity ratio(3) was 7.69% at September 30, 2023, compared to 9.63% and 6.78% at September 30, 2022, respectively. The increase in interest rates over the last 12 months have led to outsized unrealized losses within the available for sale debt securities portfolio, with the decline in accumulated other comprehensive income/loss putting pressure on the tangible common equity ratio, which has been steadily improving subsequent to acquisition activity in 2022 and 2021.

In August 2023, the board of directors increased the quarterly cash dividend to $0.30 per common share. The dividend was paid October 2, 2023, to shareholders of record as of September 18, 2023.

No shares have been purchased since 2020, and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2025.

Results of Operations – Third Quarter 2023 Compared with Second Quarter 2023

Net interest income increased $386,000, or 1%, over the prior quarter to $61.3 million. Net interest margin declined 8 basis points on the linked quarter to 3.34%, as cost of funds growth outpaced earning asset yield growth.

The Company recorded $2.8 million in provision for credit losses(1) during the third quarter of 2023, which included a $2.3 million provision for credit losses on loans and $475,000 of credit loss expense for off-balance sheet exposures. During the second quarter of 2023, the Company recorded $2.4 million in provision for credit losses, which included a $2.2 million provision for credit losses on loans and a $200,000 credit loss expense for off-balance sheet exposures.

Non-interest income increased $36,000 to $22.9 million on the linked quarter, consistent with expansion in treasury management fees and card income. On the linked quarter, WM&T income declined $116,000, or 1%, consistent with a downturn in both fixed and equity markets.

Non-interest expenses increased $902,000, or 2%, to $46.7 million, as increased compensation, net occupancy expense and consulting project expenses more than off-set declines in employee benefits and marketing and business development expense.

Financial Condition – September 30, 2023 Compared with June 30, 2023

Total assets increased $171 million on the linked quarter to $7.90 billion.

Total loans increased $198 million, or 4%, on the linked quarter, led by increases in the Commercial real estate, Commercial & industrial and Construction and land development loan portfolios. Total line of credit usage was 38.8% as of September 30, 2023, compared to 40.1% as of June 30, 2023, driven by strong production (new lines that have yet to fund). Commercial & Industrial line usage was 26.8% as of September 30, 2023, compared to 29.6% as of June 30, 2023.

Total deposits increased $194 million, or 3%, on the linked quarter. Total interest bearing deposits increased $246 million, on the linked quarter, as a $131 million increase in time deposits, $59 million increase in interest bearing demand deposits and $83 million increase in money market accounts more than offset by contraction in non-interest bearing demand and savings accounts. Excluding public funds, total deposits increased $267 million on the linked quarter.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.90 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2022, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:

T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2023 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement Data	2023	2022	2023	2022

Net interest income, fully tax equivalent (6)	$ 61,437	$ 62,608	$ 185,757	$ 168,797
Interest income:
Loans	$ 78,234	$ 56,750	$ 219,329	$ 152,105
Federal funds sold and interest bearing due from banks	1,640	2,450	4,885	3,845
Mortgage loans held for sale	55	103	173	177
Securities	8,996	8,107	27,068	20,375
Total interest income	88,925	67,410	251,455	176,502
Interest expense:
Deposits	21,360	4,449	51,940	7,390
Securities sold under agreements to repurchase and
other short-term borrowings	754	226	1,933	322
Federal Home Loan Bank advances	4,917	-	10,613	-
Subordinated debentures	579	359	1,653	670
Total interest expense	27,610	5,034	66,139	8,382
Net interest income	61,315	62,376	185,316	168,120
Provision for credit losses (1)	2,775	4,803	7,750	6,882
Net interest income after provision for credit losses	58,540	57,573	177,566	161,238
Non-interest income:
Wealth management and trust services	10,030	9,152	29,703	26,890
Deposit service charges	2,272	2,179	6,622	6,103
Debit and credit card income	4,870	4,710	14,064	13,577
Treasury management fees	2,635	2,221	7,502	6,312
Mortgage banking income	814	703	2,882	3,001
Net investment product sales commissions and fees	791	892	2,345	2,230
Bank owned life insurance	569	516	1,677	1,052
Gain (Loss) on sale of premises and equipment	302	3,074	75	3,046
Other	613	1,417	2,933	3,796
Total non-interest income	22,896	24,864	67,803	66,007
Non-interest expenses:
Compensation	23,379	23,069	67,382	63,242
Employee benefits	4,508	4,179	14,622	13,147
Net occupancy and equipment	3,821	3,767	11,234	10,455
Technology and communication	4,236	3,747	12,706	11,150
Debit and credit card processing	1,637	1,437	4,762	4,439
Marketing and business development	1,357	1,244	4,236	3,461
Postage, printing and supplies	938	903	2,701	2,461
Legal and professional	1,049	774	2,665	2,451
FDIC Insurance	937	847	2,851	2,028
Amortization of investments in tax credit partnerships	323	88	970	265
Capital and deposit based taxes	629	722	1,875	1,822
Merger expenses	-	-	-	19,500
Intangible amortization	1,167	1,610	3,519	3,934
Other	2,721	2,486	8,293	7,490
Total non-interest expenses	46,702	44,873	137,816	145,845
Income before income tax expense	34,734	37,564	107,553	81,400
Income tax expense	7,642	9,024	23,749	18,016
Net income	27,092	28,540	83,804	63,384
Less: net income attributed to non-controlling interest	-	85	-	229
Net income available to stockholders	$ 27,092	$ 28,455	$ 83,804	$ 63,155

Net income per share - Basic	$ 0.93	$ 0.98	$ 2.87	$ 2.22
Net income per share - Diluted	0.92	0.97	2.86	2.20
Cash dividend declared per share	0.30	0.29	0.88	0.85

Weighted average shares - Basic	29,223	29,144	29,208	28,509
Weighted average shares - Diluted	29,336	29,404	29,347	28,752

			September 30,
Balance Sheet Data			2023	2022

Investment securities			$ 1,465,463	$ 1,627,298
Loans			5,617,084	5,072,877
Allowance for credit losses on loans			78,075	70,083
Total assets			7,903,430	7,554,210
Non-interest bearing deposits			1,714,918	2,200,041
Interest bearing deposits			4,687,889	4,300,732
Federal Home Loan Bank advances			350,000	-
Stockholders' equity			806,918	727,754
Total shares outstanding			29,323	29,242
Book value per share (3)			$ 27.52	$ 24.89
Tangible common equity per share (3)			20.17	16.98
Market value per share			39.29	68.01

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2023 Earnings Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Average Balance Sheet Data	2023	2022	2023	2022

Federal funds sold and interest bearing due from banks	$ 124,653	$ 442,880	$ 132,421	$ 557,578
Mortgage loans held for sale	7,112	8,694	7,333	9,542
Investment securities	1,659,888	1,769,597	1,710,838	1,631,212
Federal Home Loan Bank stock	27,290	11,712	22,663	12,015
Loans	5,486,262	4,948,898	5,337,493	4,726,371
Total interest earning assets	7,305,205	7,181,781	7,210,748	6,936,718
Total assets	7,805,154	7,661,720	7,660,658	7,398,311
Interest bearing deposits	4,509,411	4,444,983	4,468,160	4,370,839
Total deposits	6,241,135	6,614,263	6,264,746	6,409,007
Securities sold under agreement to repurchase	127,063	139,749	120,740	123,845
Federal Home Loan Bank advances	401,630	-	305,220	-
Subordinated debentures	26,606	26,210	26,508	20,191
Total interest bearing liabilities	5,076,486	4,619,927	4,934,485	4,524,390
Total stockholders' equity	810,710	760,322	796,172	738,391

Performance Ratios
Annualized return on average assets (4)	1.38%	1.47%	1.46%	1.14%
Annualized return on average equity (4)	13.26%	14.85%	14.07%	11.44%
Net interest margin, fully tax equivalent	3.34%	3.46%	3.44%	3.25%
Non-interest income to total revenue, fully tax equivalent	27.15%	28.43%	26.74%	28.11%
Efficiency ratio, fully tax equivalent (2)	55.38%	51.30%	54.35%	62.11%

Capital Ratios
Total stockholders' equity to total assets (3)			10.21%	9.63%
Tangible common equity to tangible assets (3)			7.69%	6.78%
Average stockholders' equity to average assets			10.39%	9.98%
Total risk-based capital			12.71%	12.16%
Common equity tier 1 risk-based capital			11.17%	10.69%
Tier 1 risk-based capital			11.57%	11.13%
Leverage			9.80%	8.85%

Loan Segmentation
Commercial real estate - non-owner occupied			$ 1,508,615	$ 1,415,180
Commercial real estate - owner occupied			945,122	819,727
Commercial and industrial			1,246,200	1,170,241
Commercial and industrial - PPP			4,827	19,469
Residential real estate - owner occupied			696,162	557,638
Residential real estate - non-owner occupied			350,386	302,936
Construction and land development			480,120	414,632
Home equity lines of credit			203,184	199,485
Consumer			143,703	138,843
Leases			14,710	13,959
Credit cards			24,055	20,767
Total loans and leases			$ 5,617,084	$ 5,072,877

Asset Quality Data
Non-accrual loans			$ 17,227	$ 10,580
Troubled debt restructurings			-	-
Loans past due 90 days or more and still accruing			1	32
Total non-performing loans			17,228	10,612
Other real estate owned			427	996
Total non-performing assets			$ 17,655	$ 11,608
Non-performing loans to total loans (5)			0.31%	0.21%
Non-performing assets to total assets			0.22%	0.15%
Allowance for credit losses on loans to total loans (5)			1.39%	1.38%
Allowance for credit losses on loans to average loans			1.46%	1.48%
Allowance for credit losses on loans to non-performing loans			453%	660%
Net (charge-offs) recoveries	$ (1,935)	$ (382)	$ (2,156)	$ 153
Net (charge-offs) recoveries to average loans (7)	-0.04%	-0.01%	-0.04%	0.00%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2023 Earnings Release

	Quarterly Comparison
Income Statement Data	9/30/23	6/30/23	3/31/23	12/31/22

Net interest income, fully tax equivalent (6)	$ 61,437	$ 61,074	$ 63,245	$ 65,469
Net interest income	$ 61,315	$ 60,929	$ 63,072	$ 65,263
Provision for credit losses (1)	2,775	2,350	2,625	3,375
Net interest income after provision for credit losses	58,540	58,579	60,447	61,888
Non-interest income:
Wealth management and trust services	10,030	10,146	9,527	9,221
Deposit service charges	2,272	2,201	2,149	2,183
Debit and credit card income	4,870	4,712	4,482	5,046
Treasury management fees	2,635	2,549	2,318	2,278
Mortgage banking income	814	1,030	1,038	209
Net investment product sales commissions and fees	791	800	754	833
Bank owned life insurance	569	559	549	545
Gain (Loss) on sale of premises and equipment	302	(225)	(2)	1,295
Other	613	1,088	1,232	1,532
Total non-interest income	22,896	22,860	22,047	23,142
Non-interest expenses:
Compensation	23,379	22,107	21,896	23,398
Employee benefits	4,508	5,061	5,053	3,421
Net occupancy and equipment	3,821	3,514	3,899	3,843
Technology and communication	4,236	4,219	4,251	3,747
Debit and credit card processing	1,637	1,706	1,419	1,470
Marketing and business development	1,357	1,784	1,095	1,544
Postage, printing and supplies	938	889	874	893
Legal and professional	1,049	819	797	492
FDIC Insurance	937	779	1,135	730
Amortization of investments in tax credit partnerships	323	324	323	88
Capital and deposit based taxes	629	607	639	799
Merger expenses	-	-	-	-
Intangible amortization	1,167	1,172	1,180	1,610
Loss on disposition of Landmark Financial Advisors	-	-	-	870
Other	2,721	2,819	2,753	3,041
Total non-interest expenses	46,702	45,800	45,314	45,946
Income before income tax expense	34,734	35,639	37,180	39,084
Income tax expense	7,642	7,975	8,132	9,174
Net income	27,092	27,664	29,048	29,910
Less: net income attributed to non-controlling interest	-	-	-	93
Net income available to stockholders	$ 27,092	$ 27,664	$ 29,048	$ 29,817

Net income per share - Basic	$ 0.93	$ 0.95	$ 1.00	$ 1.02
Net income per share - Diluted	0.92	0.94	0.99	1.01
Cash dividend declared per share	0.30	0.29	0.29	0.29

Weighted average shares - Basic	29,223	29,223	29,178	29,157
Weighted average shares - Diluted	29,336	29,340	29,365	29,428

	Quarterly Comparison
Balance Sheet Data	9/30/23	6/30/23	3/31/23	12/31/22

Cash and due from banks	$ 79,538	$ 111,126	$ 87,922	$ 82,515
Federal funds sold and interest bearing due from banks	113,499	103,204	229,076	84,852
Mortgage loans held for sale	6,535	7,069	6,397	2,606
Investment securities	1,465,453	1,542,753	1,600,603	1,617,834
Federal Home Loan Bank stock	26,241	27,366	23,226	10,928
Loans	5,617,084	5,418,609	5,243,104	5,205,918
Allowance for credit losses on loans	78,075	77,710	75,673	73,531
Goodwill	194,074	194,074	194,074	194,074
Total assets	7,903,430	7,732,552	7,667,648	7,496,261
Non-interest bearing deposits	1,714,918	1,766,132	1,845,302	1,950,198
Interest bearing deposits	4,687,889	4,442,248	4,511,893	4,441,054
Securities sold under agreements to repurchase	113,894	138,347	104,578	133,342
Federal funds purchased	11,518	11,646	14,745	8,789
Federal Home Loan Bank advances	350,000	400,000	275,000	50,000
Subordinated debentures	26,641	26,541	26,442	26,343
Stockholders' equity	806,918	808,082	794,368	760,432
Total shares outstanding	29,323	29,323	29,324	29,259
Book value per share (3)	$ 27.52	$ 27.56	$ 27.09	$ 25.99
Tangible common equity per share (3)	20.17	20.17	19.66	18.50
Market value per share	39.29	45.37	55.14	64.98

Capital Ratios
Total stockholders' equity to total assets (3)	10.21%	10.45%	10.36%	10.14%
Tangible common equity to tangible assets (3)	7.69%	7.87%	7.74%	7.44%
Average stockholders' equity to average assets	10.39%	10.53%	10.26%	9.79%
Total risk-based capital	12.71%	12.78%	12.91%	12.54%
Common equity tier 1 risk-based capital	11.17%	11.20%	11.30%	11.04%
Tier 1 risk-based capital	11.57%	11.61%	11.73%	11.47%
Leverage	9.80%	9.83%	9.56%	9.33%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2023 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	9/30/23	6/30/23	3/31/23	12/31/22

Federal funds sold and interest bearing due from banks	$ 124,653	$ 131,958	$ 140,831	$ 235,448
Mortgage loans held for sale	7,112	8,420	6,460	6,735
Investment securities	1,659,888	1,719,045	1,754,620	1,786,383
Loans	5,486,262	5,286,597	5,236,879	5,094,356
Total interest earning assets	7,305,205	7,171,094	7,154,286	7,133,850
Total assets	7,805,154	7,594,901	7,579,439	7,559,260
Interest bearing deposits	4,509,411	4,414,599	4,480,151	4,428,582
Total deposits	6,241,135	6,195,937	6,358,458	6,526,440
Securities sold under agreement to repurchase	127,063	113,051	122,049	117,138
Federal Home Loan Bank advances	401,630	348,352	163,056	1,087
Subordinated debentures	26,606	26,508	26,408	26,309
Total interest bearing liabilities	5,076,486	4,916,112	4,807,907	4,582,005
Total stockholders' equity	810,710	799,886	777,555	740,007

Performance Ratios
Annualized return on average assets (4)	1.38%	1.46%	1.55%	1.56%
Annualized return on average equity (4)	13.26%	13.87%	15.15%	15.99%
Net interest margin, fully tax equivalent	3.34%	3.42%	3.59%	3.64%
Non-interest income to total revenue, fully tax equivalent	27.15%	27.24%	25.85%	26.12%
Efficiency ratio, fully tax equivalent (2)	55.38%	54.57%	53.13%	51.85%

Loans Segmentation
Commercial real estate - non-owner occupied	$ 1,508,615	$ 1,477,733	$ 1,421,660	$ 1,397,346
Commercial real estate - owner occupied	945,122	873,980	850,766	834,629
Commercial and industrial	1,246,200	1,226,554	1,205,222	1,230,976
Commercial and industrial - PPP	4,827	7,088	9,557	18,593
Residential real estate - owner occupied	696,162	664,870	620,417	591,515
Residential real estate - non-owner occupied	350,386	338,727	323,519	313,248
Construction and land development	480,120	451,324	439,673	445,690
Home equity lines of credit	203,184	202,574	200,933	200,725
Consumer	143,703	139,602	136,412	139,461
Leases	14,710	13,967	13,207	13,322
Credit cards	24,055	22,190	21,738	20,413
Total loans and leases	$ 5,617,084	$ 5,418,609	$ 5,243,104	$ 5,205,918

Asset Quality Data
Non-accrual loans	$ 17,227	$ 17,364	$ 17,389	$ 14,242
Troubled debt restructurings	-	-	-	-
Loans past due 90 days or more and still accruing	1	437	894	892
Total non-performing loans	17,228	17,801	18,283	15,134
Other real estate owned	427	677	677	677
Total non-performing assets	$ 17,655	$ 18,478	$ 18,960	$ 15,811
Non-performing loans to total loans (5)	0.31%	0.33%	0.35%	0.29%
Non-performing assets to total assets	0.22%	0.24%	0.25%	0.21%
Allowance for credit losses on loans to total loans (5)	1.39%	1.43%	1.44%	1.41%
Allowance for credit losses on loans to average loans	1.42%	1.47%	1.45%	1.44%
Allowance for credit losses on loans to non-performing loans	453%	437%	414%	486%
Net (charge-offs) recoveries	$ (1,935)	$ (113)	$ (108)	$ (152)
Net (charge-offs) recoveries to average loans (7)	-0.04%	-0.00%	-0.00%	-0.00%

Other Information
Total assets under management (in millions)	$ 6,670	$ 6,976	$ 6,764	$ 6,585
Full-time equivalent employees	1,067	1,064	1,044	1,040

(1) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	9/30/23	6/30/23	3/31/23	12/31/22
Provision for credit losses - loans	$ 2,300	$ 2,150	$ 2,250	$ 3,600
Provision for credit losses - off balance sheet exposures	475	200	375	(225)
Total provision for credit losses	$ 2,775	$ 2,350	$ 2,625	$ 3,375

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating net gains (losses) on sales, calls, and impairment of investment securities, as well as net gains (losses) on sales of premises and equipment and disposition of any acquired assets, if applicable, and the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and merger-related expenses.

	Quarterly Comparison
(Dollars in thousands)	9/30/23	6/30/23	3/31/23	12/31/22
Total non-interest expenses (a)	$ 46,702	$ 45,800	$ 45,314	$ 45,946
Less: Loss on disposition of Landmark Financial Advisors	-	-	-	(870)
Less: Amortization of investments in tax credit partnerships	(323)	(324)	(323)	(88)
Total non-interest expenses - Non-GAAP (c)	$ 46,379	$ 45,476	$ 44,991	$ 44,988

Total net interest income, fully tax equivalent	$ 61,437	$ 61,074	$ 63,245	$ 65,469
Total non-interest income	22,896	22,860	22,047	23,142
Total revenue - Non-GAAP (b)	84,333	83,934	85,292	88,611
Less: Gain/loss on sale of premises and equipment	(302)	225	2	(1,295)
Less: Gain/loss on sale of securities	-	-	-	-
Total adjusted revenue - Non-GAAP (d)	$ 84,031	$ 84,159	$ 85,294	$ 87,316

Efficiency ratio - Non-GAAP (a/b)	55.38%	54.57%	53.13%	51.85%
Adjusted efficiency ratio - Non-GAAP (c/d)	55.19%	54.04%	52.75%	51.52%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	9/30/23	6/30/23	3/31/23	12/31/22
Total stockholders' equity - GAAP (a)	$ 806,918	$ 808,082	$ 794,368	$ 760,432
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(21,471)	(22,638)	(23,810)	(24,990)
Tangible common equity - Non-GAAP (c)	$ 591,373	$ 591,370	$ 576,484	$ 541,368

Total assets - GAAP (b)	$ 7,903,430	$ 7,732,552	$ 7,667,648	$ 7,496,261
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(21,471)	(22,638)	(23,810)	(24,990)
Tangible assets - Non-GAAP (d)	$ 7,687,885	$ 7,515,840	$ 7,449,764	$ 7,277,197

Total stockholders' equity to total assets - GAAP (a/b)	10.21%	10.45%	10.36%	10.14%
Tangible common equity to tangible assets - Non-GAAP (c/d)	7.69%	7.87%	7.74%	7.44%

Total shares outstanding (e)	29,323	29,323	29,324	29,259

Book value per share - GAAP (a/e)	$ 27.52	$ 27.56	$ 27.09	$ 25.99
Tangible common equity per share - Non-GAAP (c/e)	20.17	20.17	19.66	18.50

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact of non-recurring items related to the Commonwealth Bancshares and Kentucky Bancshares acquisitions, Bancorp considers adjusted return on average assets and return on average equity ratios important, as they reflect performance after removing net gains (losses) on certain sales of premises and equipment and the disposition of any acquired assets, merger-related expenses and purchase accounting adjustments.

	Quarterly Comparison
(Dollars in thousands)	9/30/23	6/30/23	3/31/23	12/31/22

Net income attributable to stockholders - GAAP (a)	$ 27,092	$ 27,664	$ 29,048	$ 29,817
Add: Loss on disposition of Landmark Financial Advisors	-	-	-	870
Less: Gain/loss on sale of premises and equipment	(302)	225	2	(1,295)
Less: Tax effect of adjustments to net income	66	(50)	-	100
Total net income - Non-GAAP (b)	$ 26,856	$ 27,664	$ 29,050	$ 29,492

Total average assets (c)	$ 7,805,154	$ 7,594,901	$ 7,579,439	$ 7,559,260

Total average stockholder equity (d)	810,710	799,886	777,555	740,007

Return on average assets - GAAP (a/c)	1.38%	1.46%	1.55%	1.56%
Return on average assets - Non-GAAP (b/c)	1.37%	1.46%	1.55%	1.55%

Return on average equity - GAAP (a/d)	13.26%	13.87%	15.15%	15.99%
Return on average equity - Non-GAAP (b/d)	13.14%	13.87%	15.15%	15.81%

(5) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.

	Quarterly Comparison
(Dollars in thousands)	9/30/23	6/30/23	3/31/23	12/31/22

Total Loans - GAAP (a)	$ 5,617,084	$ 5,418,609	$ 5,243,104	$ 5,205,918
Less: PPP loans	(4,827)	(7,088)	(9,557)	(18,593)
Total non-PPP Loans - Non-GAAP (b)	$ 5,612,257	$ 5,411,521	$ 5,233,547	$ 5,187,325

Allowance for credit losses on loans (c)	$ 78,075	$ 77,710	$ 75,673	$ 73,531
Total non-performing loans (d)	17,228	17,801	18,283	15,134

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.39%	1.43%	1.44%	1.41%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.39%	1.44%	1.45%	1.42%

Non-performing loans to total loans - GAAP (d/a)	0.31%	0.33%	0.35%	0.29%
Non-performing loans to total loans - Non-GAAP (d/b)	0.31%	0.33%	0.35%	0.29%

(6) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(7) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.